Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.remotedynamics.com

Remote Dynamics, Inc. Announces Closing of $5 Million Private Placement

RICHARDSON, Texas, Oct. 4, 2004 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today reported that it closed the sale of $5 million of preferred stock and common stock purchase warrants in a private placement transaction with an institutional investor. The company will use the net proceeds from the financing transaction to fund its business plan including the commercial launch of its next generation AVL product.

“The closing of this transaction paves the way for the launch in the first quarter of 2005 of our next generation AVL product, a fully-featured system with the flexibility to meet a wide range of fleet management and mobile resource needs,” said Dennis R. Casey, president and chief executive officer. “We are pleased with the vote of confidence placed by our new investor, and believe its resources, business contacts and familiarity with the AVL market make for a strong partner as Remote Dynamics continues to execute its business plan.”

The Series A preferred stock is convertible into common stock at a minimum conversion price of $2.00 per share. The Series A holder also received structured warrants with a 5-year term to purchase 1 million shares of common stock at an exercise price of $0.909 per share. The Series A holder also received incentive warrants to purchase 625,000 shares of common stock with a 5 year term exercisable beginning Sept. 1, 2005 at an exercise price of $0.909 per share. The company may redeem the incentive warrants for no consideration upon the achievement of certain agreed-upon performance objectives. The structured warrants and incentive warrants both have a cashless exercise option. The company must register the common stock issuable upon conversion of the Series A or exercise of the warrants for public resale under the Securities and Exchange Act of 1933.

The Series A holder has as converted voting rights limited to 4.99% of the outstanding common stock of the company. The Series A holder may not convert the preferred stock to common nor exercise the warrants to the extent that such conversions or exercises would result in the Series A holder beneficially owning more than 4.99% of the company’s common stock. The Series A holder has the right to designate one voting director to the company’s board of directors and one non-voting observation director.

The complete terms of the $5 million preferred stock sale were filed via a Form 8-K with the Securities & Exchange Commission on Oct. 4, 2004. The document is available at the SEC’s website at http://www.sec.gov.

- MORE -

Remote Dynamics, Inc. Closing of $5 Million Private Placement — Page 2

About Remote Dynamics, Inc.

Remote Dynamics, Inc. (remotedynamics.com) markets, sells and supports state-of-the-art fleet management solutions that contributes to higher customer revenues and improved operator efficiency. Combining the technologies of the global positioning system (GPS) and wireless vehicle telematics, the company’s solutions improve the productivity of mobile workers by providing real time position reports, route information and exception based reporting designed to highlight mobile workforce inefficiencies. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solutions for large fleets like SBC Communications, Inc., which has approximately 31,000 installed vehicles now in operation.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to successfully accelerate and expand sales and marketing presence to additional metropolitan areas; ability to market and sell telematics products to various government agencies and departments; ability to complete development of and commercially introduce a GPRS-capable mobile unit and web-hosted mobile resource management software product by the first calendar quarter of 2005; ability to maintain compliance with NASDAQ SmallCap continued listing requirements; ability to obtain certification of GPRS-based products with wireless carriers; acceptance of new product offerings; ability to obtain GPRS service agreements with wireless carriers on favorable terms; ability to successfully integrate mobile resource management products with customer’s existing logistics management systems; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion and change in business model to recurring revenue model; ability to attract and retain qualified sales personnel; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Remote Dynamics” and the Remote Dynamics logotype are trademarks and service marks of Remote Dynamics, Inc.

(REDI: 328)